Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-171315 and No. 333-175420) and in the related Prospectuses of iBio, Inc. of our report dated September 29, 2011, on our audit of the financial statements of iBio, Inc. as of June 30, 2011 and 2010 and for the years then ended, which report includes an explanatory paragraph relating to iBio, Inc.’s ability to continue as a going concern, included in this Annual Report on Form 10-K.

/s/ J. H. Cohn LLP

Eatontown, New Jersey
September 29, 2011